EXHIBIT 11


                         COMPUTATION OF EARNINGS PER SHARE

(Amounts in thousands except                      Years Ended
 per share amounts)
                                    December 31,   January 1,    January 2,
                                           1994         1994          1993
PRIMARY
NET INCOME                             $152,898     $  3,852      $178,005

WEIGHTED AVERAGE COMMON
  SHARES AND OTHER COMMON
  STOCK EQUIVALENTS:
       COMMON STOCK OUTSTANDING         483,708      483,701       483,663
       STOCK OPTIONS                                     149            97
                                        483,708      483,850       483,760

PRIMARY EARNINGS PER SHARE (*)         $  .3161     $  .0080      $  .3680

FULLY DILUTED

NET INCOME                             $152,898     $  3,852      $178,005
ELIMINATION OF INTEREST EXPENSE,
 NET OF RELATED TAX EFFECT,
 APPLICABLE TO 5% CONVERTIBLE
 SUBORDINATED DEBENTURES DUE 2003
ADJUSTED INCOME APPLICABLE TO
 COMMON STOCK                             3,508
                                        156,406        3,852       178,005
WEIGHTED AVERAGE COMMON
  SHARES AND OTHER COMMON
  STOCK EQUIVALENTS:
        COMMON STOCK OUTSTANDING        483,708      483,701       483,663
        STOCK OPTIONS                                    195            97
        SHARES ISSUABLE UPON
        CONVERSION OF 5% CONVERTIBLE
        SUBORDINATED DEBENTURES DUE
        2003 (AS OF DATE OF ISSUE
          JUNE 14, 1993)                 14,557
                                        498,265      483,896       483,760


FULLY DILUTED EARNINGS PER SHARE (*)   $  .3139     $  .0080      $  .3680


(*) NOTE: Dilution is less than 3%. Therefore, common stock equivalents have been excluded from the total weighted average common shares.